Exhibit 10.18

Baotou Xinjin Magnesium Co., Ltd.

Investment Framework Agreement

Party A: Baotou Xinjin Magnesium Co., Ltd.

Party B: CDI China, Inc.

The shareholders of Baotou Xinjin Magnesium Co., Ltd. (“Xinjin Magnesium” or “Party A”), a Chinese limited liability company, have agreed to cooperate with CDI China, Inc. (“CDI China” or “Party B”) to jointly invest and increase the registered capital of Baotou Xinjin Magnesium Co., Ltd. (“Xinjin Magnesium”). Thereafter, Baotou Xinjin Magnesium Co., Ltd. will become a foreign invested enterprise in the Ha Lin Ge Eer Indutry Area of the Jiu Yuan District of Baotou City of the Inner Mongolia Autonomous Region of the People’s Republic of China.

Article 1 Purpose of the foreign invested enterprise/joint venture enterprise

The parties agree to form Xinjin Magnesium as a foreign invested enterprise (“FIE”). Party A and B mutually agree to improve economic cooperation and technology exchange. The goals of the parties are to adopt advanced and applicable technology and business management, improve product quality, develop new products, increase compatibility of quality and price in international market, so as to raise economic returns and ensure satisfactory economic benefits for each investor.

Article 2 Name of the proposed foreign invested enterprise

The full name of the FIE will be Baotou Xinjin Magnesium Co., Ltd., subject to approval by the appropriate government agency for business registration.

Article 3 Productive and business scope of the FIE

To produce, sell and distribute magnesium and magnesium alloy products. The primary products will be magnesium ingot and magnesium alloy. In addition to distribution of production by itself, the FIE will be responsible for the exportation of magnesium products of Baotou Tianhong Magnesium Co., Ltd. Baotou Tianhong Magnesium Co., Ltd. is a Chinese limited liability company jointly owned by Yuhu Chen (51%) and Genhu Chen (49%).

Article 4 Initial production scale of the FIE

Xinjin Magnesium will deploy the registered capital to increase the annual production capacity from 5,000 metric tons to 18,000 metric tons.

Article 5 Investment Structure

The initial investment amount of the FIE is approximately $28.6 million (RMB 200 million), and the initial registered amount is approximately $14.3 million (RMB100 million). This amount must be contributed within two years once the business license has been approved.

Article 6 Baotou Xinjin Magnesium Co., Ltd. Structure

Prior to forming the FIE, Xinjin Magnesium shall increase its registered capital from $285,714 (RMB 2 million) to $4.7 million (RMB 33 million).

Thereafter Xinjin Magnesium subscribes to invest approximately $ 2.3 million (RMB 16 million) in the form of cash and fixed assets to obtain a 49% interest in the FIE, which will be held by Yuhu Gen (25%) and Genhu Chen (24%).

CDI China subscribes to invest approximately 7.3 million (RMB 51 million) in the form of cash in installments, 51% of the registered capital of the FIE. An initial investment of $4.7 million (RMB 33 million) should be contributed on or before June 30, 3008. The balance of approximately $2.6 million (RMB 18 million) should be contributed on within two years once the business license has been approved.

Article 7 Confidentiality

Both parties have an obligation to keep the counterpart from disclosing confidential business information.

Article 8 Translation

CDI China shall prepare an English translation of documents related to the transaction. If there is discrepancy among English documents and Chinese version, the Chinese version should prevail.

Party A: Baotou Xinjin Magnesium Co., Ltd.

Shareholder Signature:

/s/ Yuhu Chen

/s/ Genhu Chen

Party B: CDI China, Inc.

/s/ Xiaowen Zhuang

Date:	April 26, 2008